                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Edge Petroleum Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                                  April 23, 1998



Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002, on Friday, May 22, 1998 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it at your earliest convenience.

     This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about each of the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, you are requested to sign, date and mail promptly the enclosed proxy in the envelope provided.

     On behalf of the Board of Directors, thank you for your continued support.



                         /s/ John E. Calaway

                         John E. Calaway
                         Chairman of the Board
                         and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 1998



To the Stockholders of
Edge Petroleum Corporation


     The annual meeting of stockholders of Edge Petroleum Corporation will be held at the Double Tree Hotel, 400 Dallas, Houston, Texas 77002, on Friday, May 22, 1998 at 10:00 a.m., Houston time, for the following purposes:

     1.   To elect three directors.

     2. To approve the appointment of Deloitte & Touche LLP as independent public accountants for 1998.

     3. To consider and act upon a proposal to increase by 200,000 the number of authorized shares of Common Stock available for issuance pursuant to the Company's 1997 Incentive Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 23, 1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                         By Authorization of the Board of Directors


                         /s/ Robert C. Thomas

                         Robert C. Thomas
                         General Counsel and
                         Corporate Secretary


April 23, 1998
1111 Bagby, Suite 2100
Houston, Texas 77002

 PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 24, 1998. They are furnished in connection with the solicitation by the Board of Directors of Edge Petroleum Corporation (the "Company") of proxies from the holders of the Company's common stock ("Common Stock") for use at the 1998 annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of Deloitte & Touche LLP as the Company's independent public accountants, FOR approval of the proposed increase in the number of shares of Common Stock available for issuance under the Edge Petroleum Corporation 1997 Incentive Plan (the "Incentive Plan") and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person.

     As of March 23, 1998, the record date for determining stockholders entitled to vote at the annual meeting, the Company had outstanding and entitled to vote 7,760,869 shares of Common Stock. The Common Stock is the only class of stock of the Company outstanding at the record date and entitled to vote at the Annual Meeting. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders. Cumulative voting is not permitted. The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock.

     Abstentions, shares with respect to which authority is withheld, and shares held of record by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."
  For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Votes are counted, and the count is certified, by an inspector of elections. Information regarding the vote required for approval of other particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

     The Annual Report to Shareholders, which includes financial statements of the Company for the year ended December 31, 1997, has been mailed to all stockholders entitled to vote at the Annual Meeting on or before the date of mailing this Proxy Statement. The Annual Report is not a part of the proxy solicitation material.


I.   ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with staggered terms of office, initially ending in 1998, 1999 and 2000, respectively. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds the office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

     Three directors are to be elected to the class of directors whose term will end in 2001. The names of Mr. Stanley S. Raphael, Mr. Robert W. Shower and
Mr. William H. White will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Messrs. Shower and Raphael are currently directors of the Company. Mr. William White is not currently a director of the Company.

     The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. In accordance with the Company's Bylaws, the three directors will be elected by a plurality of the votes cast; accordingly, abstentions and broker non-votes will have no effect. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder's shares for one or more of the named nominees.

     NOMINEES - The following summaries set forth information concerning the three nominees for election as directors at the meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years.

     STANLEY S. RAPHAEL has served as a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessor since April 1991. For more than five years, Mr. Raphael has been primarily engaged as a private investor and is presently a director of American Polymers Inc., a polystyrene manufacturer, Big City Bagels, Inc., a publicly held bagel store franchisor, and Trade Consultants, Inc., a management consulting firm. Previously, he was active in trading crude oil, petroleum products, LPG, petrochemicals, and plastics worldwide. He is 62 years old.

     ROBERT W. SHOWER has served as a director of the Company since March 1997. Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy

Corporation, an oil and gas exploration, development and production company, from December 1993 until his retirement in April 1996. From March 1992 to December 1993, he served as such company's Senior Vice President and Chief Financial Officer. From 1991 to 1992, Mr. Shower served as Senior Vice President, Corporate Development for Albert Fisher, Inc., a company engaged in produce distribution. Prior thereto, he served as Senior Vice President and Chief Financial Officer of Ameriserv. Mr. Shower is a member of the Compensation and Audit (chairman) Committees of the Board. Mr. Shower also serves as a director of Lear Corporation, Highlands Insurance Group, Inc., Breed Technologies, Inc. and Nuevo Energy Company. He is 60 years old.

     WILLIAM H. WHITE has served as the president and chief executive officer of Wedge Group Incorporated, the parent of a group of organizations engaged in engineering, wireline services, hotels, and commercial real estate development since April 1997. Mr. White founded and has been the chairman of the board of Frontera Resources Corporation and its predecessor ("Frontera"), a privately held international energy company, since December 1995. He also served as the President and Chief Executive Officer of Frontera from December 1995 through April 1996. Mr. White served as deputy secretary and chief operating officer of the United States Department of Energy from June 1993 to August 1995. Before joining the Department of Energy, Mr. White was a partner in the Houston, Texas,
law firm of Susman Godfrey L.L.P.   His civic activities have included the
chairmanship of the Houston World Affairs Council, membership on the National Petroleum Council and board membership on Children's Charities of Houston. He is 44 years old.

     DIRECTORS WITH TERMS EXPIRING IN 1999 AND 2000 - The following summaries set forth information concerning six directors of the Company whose present terms of office will continue until 1999 or 2000, including each director's age, position with the Company, if any, and business experience during the past five years.

     JOHN E. CALAWAY has served as the Chief Executive Officer and Chairman of the Board of the Company since December 1996. He was a founder of the Company's predecessor corporations and served as the Chief Executive Officer and Chairman of the Board of such companies from 1986 until the Company's March 1997 initial public offering (the "Offering"). Mr. Calaway has more than 20 years of experience in the oil and natural gas exploration and production business. Mr. Calaway is a member (chairman) of the Nominating Committee of the Board. He is 40 years old. Mr. Calaway's current term as a director of the Company expires in 2000.

     JAMES D. CALAWAY has served as the President and a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessor since April 1991. From January 1994 to March 1997, he served as Special Advisor to the Company's corporate predecessor. From 1989 to January 1994, Mr. Calaway was primarily engaged in the organization and capitalization of several high technology companies, including The Forefront Group, Inc. Prior thereto, he served as Vice President of Business Development for Space Industries International, Inc., a company he co-founded in 1982 that develops, fabricates, integrates and operates spacecraft and spaceflight equipment. Mr. Calaway is a member of the

Audit Committee of the Board. He is 40 years old. Mr. Calaway's current term as a director of the Company expires in 2000.

     VINCENT ANDREWS has served as a director of the Company since December 1996 and prior thereto served as a director of the Company's corporate predecessor since April 1991. Mr. Andrews has, for more than five years, served as President of Vincent Andrews Management Corporation, a privately held investment company primarily involved in personal financial management. In 1994, Mr. Andrews and Vincent Andrews Management Corporation, a company of which Mr. Andrews is the President, each filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Andrews is a member of the Compensation and Nominating Committees of the Board. He is 57 years old. Mr. Andrews' current term as a director of the Company expires in 1999.

     DAVID B. BENEDICT has served as a director of the Company since December 1996, served as a director of the Company's corporate predecessor since March 1995, and has been an active investor in the Company's corporate predecessor since 1983. Since 1987, Mr. Benedict has served as Managing Director of Capital Markets for First Albany Corporation, an investment banking and brokerage firm. Prior thereto, he served in various capacities with other investment banking firms, including Dillon Read & Company, Bear Stearns Companies Inc. and Oppenheimer Capital L.P. He is 58 years old. Mr. Benedict's current term as a director of the Company expires in 1999.

     NILS P. PETERSON has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor since March 1995. Since January 1991 he has been primarily engaged as a private investor and formerly served as a director of Eastern Bancorp, Inc. and the Boston Mutual Life Insurance Co. Prior thereto, he was Chief Investment Officer of the Harvard Management Company, investment manager of the Harvard University endowment funds. Mr. Peterson is a member of the Audit Committee of the Board. He is 61 years old. Mr. Peterson's current term as a director of the Company expires in 1999.

     JOHN SFONDRINI has served as a director of the Company since December 1996 and has served as a director of the Company's corporate predecessors since 1986, when he arranged for the capitalization of a predecessor partnership. For more than five years he has managed various general and limited partnerships that invest primarily in the oil and natural gas industry. Mr. Sfondrini and Napamco, Ltd., a corporation wholly owned by Mr. Sfondrini of which he is the President, are the general partners of certain partnerships that are affiliates of the Company. Mr. Sfondrini is a member of the Compensation (chairman) and Nominating Committees of the Board. He is 48 years old. Mr. Sfondrini's current term as a director of the Company expires in 2000.

     There are no family relations, of first cousin or closer, among the Company's directors or executive officers by blood, marriage or adoption, except that Mr. John E. Calaway and Mr. James D. Calaway are twin brothers.


     STANDING COMMITTEES, BOARD ORGANIZATION AND MEETINGS - The members of the Compensation Committee of the Board are Messrs. Sfondrini (Chairman), Andrews and Shower.

The duties and functions performed by the Compensation Committee are (a) to review and recommend to the Board of Directors, or determine, the annual salary, bonus, stock options and other benefits, direct and indirect, of the executive officers; (b) review new executive compensation programs, review expense accounts of executive officers, review on a periodic basis the operation of the Company's executive compensation programs to determine whether they are properly coordinated, establish and periodically review policies for the administration of executive compensation programs, and take steps, consistent with the contractual obligations of the Company, to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (c) establish and periodically review policies in the area of management prerequisites, and (d) to exercise all of the powers of the Board of Directors with respect to any other matters involving the compensation of employees and the employee benefits of the Company as may be delegated to the Compensation Committee from time to time.

     The members of the Audit Committee of the Board consists of Robert Shower (chairman), James D. Calaway and Nils Peterson. The Audit Committee reviews on an annual basis, or more frequently as such Committee may from time to time deem appropriate, the policies and practices of the Company dealing with various matters relating to the financial condition and auditing procedures of the Company, as well as any duties as may be assigned by the Board of Directors from time to time.

     The members of the Nominating Committee of the Board are Messrs. John E. Calaway (Chairman), Sfondrini and Andrews. The functions performed by the Nominating Committee are to make non-binding recommendations with respect to the nomination of directors to serve on the Board of Directors of the Company for the Board's final determination and approval, and any other duties that may be assigned by the Board from time to time. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Bylaws that are described more fully under "Additional Information".

     During 1997, the Board of Directors held four meetings and acted by written consent six times. During 1997, the Compensation Committee met one time, the Audit Committee did not meet and the Nominating Committee did not meet. During 1997, all members of the Board of Directors attended at least 75% of the total of all Board meetings and applicable committee meetings.


     DIRECTOR REMUNERATION - Each director who is not an employee of the Company or a subsidiary (a "Non-employee Director") receives, subject to attending a minimum of three Board meetings per year, an annual retainer of $10,000 paid 50% in cash and 50% in shares of restricted Common Stock (the "Director Restricted Stock") pursuant to the Company's Incentive Plan. The Director Restricted Stock will vest ratably, subject to continued service as a director, over three years beginning on the first anniversary of the date of grant. Each Non-employee Director receives a $1,000 cash payment for in-person attendance at a meeting of the Board of Directors ($400.00 if such attendance is telephonic) and $400 for each meeting of a Committee of the Board of Directors attended (whether in-person or telephonic). All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors.

     Non-employee Directors also receive options for the purchase of Common Stock pursuant to the Incentive Plan. Pursuant to the Incentive Plan, upon the closing of the Offering, each of the then-current Non-employee Directors:
Messrs. Andrews, Benedict, Peterson, Raphael and Sfondrini, were automatically granted non-qualified stock options ("NSOs") (based on years of service) to purchase 8,000, 2,000, 2,000, 8,000 and 8,000 shares of Common Stock, respectively. In addition, on the first business day following the date on which each annual meeting of the Company's stockholders is held, each Non-employee Director then serving will automatically be granted NSOs to purchase 3,000 shares of Common Stock. Any person who first becomes a Non-employee Director on or after the close of the Offering automatically is granted, on the date of his or her election, NSOs to purchase 5,000 shares of Common Stock. Mr. Shower's appointment was effected in connection with the closing of the Offering, and accordingly he was granted NSOs to purchase 5,000 shares of Common Stock. Each NSO granted to Non-employee Directors (i) has a ten year term, (ii) an exercise price per share equal to the fair market value of a Common Stock share on the date of grant (the initial public offering price to the public in the case of NSOs granted on the closing of the Offering) and
(iii) becomes exercisable in cumulative annual increments of one-third of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. If a Non-employee Director resigns from the Board without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent they were exercisable on the resignation date.


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - The following table sets forth information as of March 31, 1998 (except as indicated below) with respect to beneficial ownership of the Common Stock by: (i) all persons who are the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director or nominee for director; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.




------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                 NAME(1)                  NUMBER OF SHARES OF COMMON    PERCENT OF COMMON STOCK
                                           STOCK BENEFICIALLY OWNED        BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------
 John E. Calaway(2)                                 571,923                       7.3%
------------------------------------------------------------------------------------------------
 James D. Calaway(3)                                334,878                       4.3
------------------------------------------------------------------------------------------------
 Michael G. Long(4)                                 11,952                         *
------------------------------------------------------------------------------------------------
 Vincent Andrews(5)                                 20,462                         *
------------------------------------------------------------------------------------------------
 David B. Benedict(6)                               47,230                         *
------------------------------------------------------------------------------------------------
 Nils Peterson(7)                                   37,490                         *
------------------------------------------------------------------------------------------------
 Stanley S. Raphael(8)                              297,639                       3.8
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                                                  6


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                 NAME(1)                  NUMBER OF SHARES OF COMMON    PERCENT OF COMMON STOCK
                                           STOCK BENEFICIALLY OWNED        BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------
 John Sfondrini(9)                                  632,691                       8.1
------------------------------------------------------------------------------------------------
 Robert W. Shower(10)                                6,667                         *
------------------------------------------------------------------------------------------------
 William H. White                                    - - -                         *
------------------------------------------------------------------------------------------------
 Lord, Abbett & Co.(11)                             392,000                       5.05
 767 Fifth Avenue
 New York, New York  10153
------------------------------------------------------------------------------------------------
 All directors and executive officers              1,960,932                      24.9
 as a group(10 persons) (1)(12)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


*    LESS THAN ONE PERCENT.

(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. The information in the table reflects a distribution of 842,222 shares of Common Stock held by Edge Holding Company, a limited partnership, that occurred after the record date. On the record date, Edge Holding Company held 858,853 shares of Common Stock. See note (9) to this table for additional information.

(2) Shares shown represent (i) 314,944 shares held by Calaway Oil and Gas Corporation ("COG"), a company wholly owned by Mr. John E. Calaway, (ii) 96,604 shares held by Calaway Partners, a Texas general partnership of which COG is a partner, (iii) 133,646 shares of restricted Common Stock and
     (iv) 26,729 shares that could be acquired pursuant to immediately exercisable stock options. Pursuant to the partnership agreement for Calaway Partners, COG has the exclusive right to vote such 96,604 shares.

(3) Shares shown include (i) 118,366 shares of Common Stock held by KPC Interests, Inc., a company owned by Mr. James D. Calaway, (ii) 72,310 shares of Common Stock that could be acquired pursuant to immediately exercisable stock options, (iii) 4,703 shares owned by Mr. James D. Calaway and his wife, and (iv) 116,940 shares of restricted Common Stock.

(4) Shares shown include 7,101 shares of Common Stock that may be acquired pursuant to immediately exercisable stock options and 1,851 shares of restricted Common Stock.

(5) Shares shown include (i) 16,655 shares of Common Stock beneficially owned by Mr. Andrews' wife and (ii) 2,667 shares that could be acquired pursuant to immediately exercisable stock options. Mr. Andrews may be deemed the beneficial owner of the shares of Common Stock beneficially owned by his wife. Mr. Andrews disclaims such beneficial ownership.

(6) Shares shown include 667 shares of Common Stock that could be acquired pursuant to immediately exercisable stock options.

(7) Shares shown include 667 shares of Common Stock that could be acquired pursuant to immediately exercisable stock options.

(8) Shares shown include (i) 95,782 shares of Common Stock held by the Trade Consultants, Inc. Pension Plan, of which Mr. Raphael is the trustee, (ii) 46,227 shares of Common Stock held by Mr. Raphael's wife, and (iii) 2,667 shares of Common Stock that could be acquired through immediately exercisable stock options. Mr. Raphael may be deemed the beneficial owner of shares of Common Stock held by the Trade Consultants, Inc. Pension Plan and his wife. Mr. Raphael disclaims such beneficial ownership.

(9) Shares shown include (i) 16,631 shares of Common Stock held by Edge Holding Company, a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, (ii) 42,896 shares of stock held by Edge Group, whose partners are certain limited partnerships, each of which Mr. Sfondrini and a corporation wholly owned by him are the general partners of, (iii) 4,998 shares held by Mr. Sfondrini's children,
     (iv) 69,560 shares held by corporations wholly owned by Mr. Sfondrini and
     (v) 2,667 shares that could be acquired pursuant to immediately exercisable stock options. Mr. Sfondrini may be deemed the beneficial owner of the shares held by Edge Holding Company, Edge Group and his children. Mr. Sfondrini disclaims such beneficial ownership. Mr. Sfondrini's address is c/o Edge Holding Company, 36 Catoonah St., #16, Ridgefield, Connecticut 06877.

(10) Shares shown represent 1,667 shares of Common Stock that may be acquired pursuant to immediately exercisable stock options and 5,000 shares held by Mr. Shower and his spouse.

(11) The information regarding Lord, Abbett & Co. is based on filings made with the Securities and Exchange Commission (the "SEC") reflecting ownership of Common Stock as of December 31, 1997.

(12) Shares shown include 117,142 shares of Common Stock that may be acquired pursuant to immediately exercisable stock options.


     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT - Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own 10% or more of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1997 all its directors and executive officers and 10% or greater holders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that the

Form 3s of each of Napamco, Ltd. (a New York corporation), Napamco, Ltd. (a Connecticut corporation), Edge Group Partnership, Edge I Limited Partnership, Edge II Limited Partnership and Edge III Limited Partnership were filed late; each of Napamco, Ltd. (a New York corporation), Napamco, Ltd. (a Connecticut corporation), Mr. Long and Mr. Peterson reported one transaction on a 1997 year-end Form 5 that should have been reported currently on a Form 4; and Mr. Raphael reported three transactions on his 1997 year-end Form 5 that should have been reported currently on a Form 4.


     EXECUTIVE COMPENSATION - Set forth below is information regarding the compensation of the Company's Chief Executive Officer (the "CEO") and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 for 1997 (together with the CEO, the "named officers").

     SUMMARY COMPENSATION TABLE. The summary compensation table set forth below contains information regarding the combined salary, bonus and other compensation of each of the named officers for services rendered to the Company's corporate predecessor Edge Petroleum Corporation, a Texas corporation ("Old Edge") in 1996 and the Company in 1997.

                              SUMMARY COMPENSATION TABLE


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                    LONG TERM COMPENSATION
                              ANNUAL COMPENSATION(1)   -----------------------------------------------
                             --------------------------
      NAME AND         YEAR                              RESTRICTED    SECURITIES       ALL OTHER
  PRINCIPAL POSITION                                       STOCK       UNDERLYING     COMPENSATION(4)
                               SALARY      BONUS(2)       AWARDS(3)    OPTIONS/SARS
                                                                        (SHARES)
-------------------------------------------------------------------------------------------------------
 John E. Calaway       1997  $ 325,691    $140,000    $ 2,322,099        133,645         $  17,469
   Chairman of the    ---------------------------------------------------------------------------------
   Board and Chief     1996    331,647       ---            ---            ---              67,095
   Executive Officer
-------------------------------------------------------------------------------------------------------
 James D. Calaway      1997    216,667     110,000      2,031,833        116,940            13,110
   President(5)       ---------------------------------------------------------------------------------
                       1996    200,000       ---            ---            ---              44,730
-------------------------------------------------------------------------------------------------------
 Michael G. Long       1997    137,500      25,000         25,000         35,507             2,406
   Chief Financial    ---------------------------------------------------------------------------------
   Officer             1996      5,208       ---            ---            ---               ---
-------------------------------------------------------------------------------------------------------
 Richard S. Dale(6)    1997    106,667       ---            ---           17,753            15,000
   Controller,        ---------------------------------------------------------------------------------
   Treasurer and       1996    100,000       ---            ---            ---              40,840
   Secretary
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------


(1) Other annual compensation for the named individuals during each of 1977 and 1996 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) With respect to the bonus amounts set forth above, $105,000 of Mr. John E. Calaway's bonus, $75,000 of Mr. James D. Calaway's bonus and all of Mr. Long's bonus with respect to 1997 was paid in 1998.

(3) The restricted stock was awarded pursuant to the Company's Incentive Plan. The dollar value included in the table reflects the valuation at the time of the award. Mr. Long's restricted stock award set forth above with respect to 1997 was made in 1998. The number and value (based on the December 31, 1997 closing price of the Company's Common Stock) of all unvested restricted stock holdings by each of the named officers as of December 31, 1997 was as follows: Mr. John E. Calaway: 133,646 shares ($1,536,929) and Mr. James D. Calaway: 116,940 shares ($1,344,810);
     Messrs. Long and Dale held no restricted stock at December 31, 1997. The employment agreements of each of Mr. John E. Calaway and Mr. James D. Calaway provide that (a) 66,823 and 58,470 shares of such restricted Common Stock, respectively, vest ratably over five years beginning on the first anniversary of the date of grant and (b) 66,823 and 58,470 shares of Common Stock, respectively (together, the "Performance Shares"), vest on the earlier to occur of ten years or the achievement of certain performance milestones. A Target Price per share of Common Stock has been established for each year from 1997 through 2006. If the average closing price per share for the Common Stock for the month of December in any such year equals or exceeds the Target Price, (i) 20% of the Performance Shares shall vest for that year and (ii) 20% of the Performance Shares shall vest for each consecutive preceding year (starting with 1997) for which no Performance Shares otherwise vested (not to exceed, in the aggregate, the total number of Performance Shares awarded). The Target Price shall be (x) $19.94 for 1997 (representing a 25% annual increase over the Offering price of $16.50, prorated to reflect the lapse of approximately 10 months between the Offering and December 31, 1997) and (y) for any calendar year subsequent to 1997, 125% of the greater of the Target Price for the preceding calendar year or the actual average closing price per share for the Common Stock for the month of December for the preceding calendar year.


(4) Represents the Company's contributions under its 401(k) Plan, the value of overriding royalty interests granted in 1996 and 1997 in certain oil and gas prospects of the Company, and in the case of Mr. John E. Calaway, $1,180 paid by Old Edge in 1996 and $3,795 paid by the Company in 1997 for life insurance premiums, and in the case of Mr. James D. Calaway, $3,155 paid by the Company in 1997 for life insurance premiums. The value of the overriding royalty interests for 1996 was determined primarily based upon a sale of substantially all of such interests which occurred shortly after the grant thereof. Accordingly, such valuation is based primarily on the proceeds received from the sales of such interests, and in cases where such interests have not been sold, on sales of comparable interests. With respect to leases acquired by the Company after the Company's initial public offering Messrs. John E. Calaway and James D. Calaway are no longer entitled to receive assignments of overriding royalty interests except in limited situations where an option to acquire such lease was held by the Company prior to such date. Accordingly, the value of the overriding royalty interests granted to Messrs. John E. Calaway and James D. Calaway in 1997 has been made on an estimated basis based on the sales of comparable interests during 1996 and the first two months in 1997 during which such overrides were granted.

(5) Mr. James D. Calaway served as Special Advisor of Old Edge during 1996. He currently serves as President of the Company.

(6) Mr. Richard S. Dale resigned from the Company in June, 1997. Mr. Dale was paid a total salary in 1997 of $106,667, plus consulting fees of approximately $15,000 in 1997.


     OPTION/SAR GRANTS. Shown below is further information on grants of stock options during 1996 and 1997 to the named officers reflected in the Summary Compensation Table.


                                  OPTION/SAR GRANTS



-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                               NUMBER OF
         NAME                  SECURITIES
                       YEAR    UNDERLYING      EXERCISE     EXPIRATION    GRANT DATE PRESENT
                              OPTIONS/SARS       PRICE         DATE          VALUE(3)($)
                               GRANTED(1)     ($/SHARE)(2)
-------------------------------------------------------------------------------------------------------
 John E. Calaway       1997      133,645         $16.50      3/3/2007          $424,431
                     ----------------------------------------------------------------------------------
                       1996        ---
-------------------------------------------------------------------------------------------------------
 James D. Calaway      1997      116,940          16.50      3/3/2007           371,379
                     ----------------------------------------------------------------------------------
                       1996        ---
-------------------------------------------------------------------------------------------------------
 Michael G. Long       1997       35,507          16.50      3/3/2007           106,412
                     ----------------------------------------------------------------------------------
                       1996        ---
-------------------------------------------------------------------------------------------------------
 Richard S. Dale(4)    1997       17,753          16.50         (4)              56,380
                     ----------------------------------------------------------------------------------
                       1996        ---
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------




(1) All the above options become exercisable in 20% increments on each of the first, second and third, forth and fifth anniversaries of the date of grant. All the above options were granted pursuant to the Company's Incentive Plan.

(2) The exercise price of the stock options set forth above was the initial public offering price to the public of the Company's Common Stock.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: expected volatility based on historical volatility of daily Common Stock prices (41%), a risk-free rate of return based on a discount rate equal to a U.S. Treasury rate at the time of grant of 6.0%, no dividend yields, an expected option exercise period of 8 years (with the exercise occurring at the end of such period) and no adjustment for the risk of forfeiture over the five-year vesting period.

(4) Mr. Dale's options expired 90 days after he left the Company on June 30, 1998, prior to any of such options becoming exercisable.


     OPTION/SAR EXERCISES AND 1997 YEAR-END OPTION/SAR VALUES. Shown below is information with respect to exercises of stock options during 1997 and the value of the outstanding options held by the named officers on December 31, 1997.



---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                      SHARES      VALUE              NUMBER OF SECURITIES                         VALUE OF UNEXERCISED
                     ACQUIRED    REALIZED           UNDERLYING UNEXERCISED                     IN-THE-MONEY OPTIONS/SARS
        NAME            ON         ($)             OPTIONS/SARS AT FY-END(#)                        AT FY-END($)(1)
                     EXERCISE                 -----------------------------------------------------------------------------
                        (#)
                                                   EXERCISABLE         UNEXERCISABLE          EXERCISABLE     UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
 John E. Calaway        ---        ---                 -0-                133,645                 -0-              -0-
---------------------------------------------------------------------------------------------------------------------------
 James D. Calaway       ---        ---               48,922               116,940               $362,512           -0-
---------------------------------------------------------------------------------------------------------------------------
 Michael G. Long        ---        ---                 -0-                 35,507                 -0-              -0-
---------------------------------------------------------------------------------------------------------------------------
 Richard S. Dale      48,922     $723,486              -0-                  -0-                   -0-              -0-
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------




(1) The excess, if any, of the market value of Common Stock at fiscal year end ($11.50 per share) over the option exercise price.


     401(k) EMPLOYEE SAVINGS PLAN - The Company has a tax qualified 401(k) Employee Savings Plan ("401(k) Plan") for its employees generally, in which the executive officers also participate. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash. Pursuant to the 401(k) Plan, the Company elects to match 50% of the first 6% of employee deferral, with the Company's contribution not to exceed $9,000, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Salary deferral contributions under the 401(k) Plan are 100% vested. Company contributions vest ratably over five (5) years. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

     EMPLOYMENT AGREEMENTS - The Company has entered into employment agreements with each of Mr. John E. Calaway and Mr. James D. Calaway. Each of these agreements provides for an annual base salary in an amount not less than $295,000 in the case of Mr. John E. Calaway and $200,000 in the case of Mr. James D. Calaway, provided that such salaries shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company, and entitles the employee to participate in all of the Company's incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreement for Mr. John E. Calaway's employment provides for the award of an annual cash bonus of $55,000 if the Company's audited annual net cash flow increases by 15% or more relative to the audited net cash flow of the prior calendar year, which bonus will be increased by $50,000 to $105,000 if such increase in audited net cash flow is 25% or more. In the case of Mr. James D. Calaway, his employment agreement provides that he receive an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account his position and responsibilities. The agreements of each of Mr. John E. Calaway and Mr. James D. Calaway provide for restricted stock awards pursuant to the Incentive Plan, which stock awards are discussed in note 3 to the "Summary Compensation Table." Mr. John E. Calaway and Mr. James D. Calaway also received option grants, pursuant to the Incentive Plan, to purchase 133,645 and 116,940 shares of Common Stock, respectively.

     Each of the employment agreements of Mr. John E. Calaway and Mr. James D. Calaway has an initial five-year term provided that at the end of the second year of such initial term and on every anniversary thereafter, the term of each such employment agreement will automatically be extended for one year, such that the remaining term of the agreement shall never be less than three years. Each agreement is subject to the right of the Company and the employee to terminate the employee's employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as "for cause" in the agreement), or if employment is terminated by the employee subsequent to a change of control (as defined) or with good reason (as defined), the employee will generally be entitled to (i) an immediate lump sum cash payment equal to 125% of his annual base salary for the remainder of the term of the applicable agreement discounted at 6%, (ii) continued participation in all the Company's welfare benefit plans and continued life insurance and medical benefits coverage through the end of the remaining term of such employment agreements and (iii) the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination, or a cash payment in lieu thereof, provided that the Performance Shares vest only if the termination of employment is by the employee with good reason or during a window period or is by the Company without cause. Each agreement provides that the Company will provide a $2 million term life insurance policy for the employee.

     The Company has entered into an employment agreement with Mr. Michael Long. The agreement provides for an annual base salary in an amount not less than $125,000 and entitles Mr. Long to participate in all the Company's incentive, savings, retirement and welfare benefit plans. Such annual base salary was increased to $150,000 as of July 1, 1997 based on the completion of the Offering and certain specified objectives. Mr. Long is entitled to an annual bonus of up to 50%
of his base salary, to be paid approximately 25% in cash and 75% in shares of Common Stock, which bonus shall be based on the achievement of the Company's annual performance goals with respect to increases in per share reserves and audited annual net cash flow per share. See Summary Compensation Table with respect to bonus information for 1997. The agreement provides that Mr. Long receive an option for the purchase of 35,507 shares of Common Stock upon completion of the Offering, pursuant to the Incentive Plan. Mr. Long's employment agreement has an automatically renewing two-year term. The agreement is subject to the right of the Company and Mr. Long to terminate his employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company without cause (as defined) or by Mr. Long subsequent to a change of control (as defined) or with good reason (as defined), Mr. Long will be entitled to (i) a payment equal to his annual base salary and (ii) the immediate vesting of any stock options or restricted stock previously granted to him and outstanding as of the time immediately prior to the date of his termination. Upon termination on account of death, the Company shall be obligated to pay, in addition to any accrued benefits, an amount equal to one-half of his annual base salary.

     The employment agreement of each of John E. Calaway, James D. Calaway and Michael G. Long provides for a covenant limiting competition with the Company during employment with the Company, and, if the employment ends by reason of the employee terminating his employment for other than good reason or disability, for one year thereafter in the case of Mr. Long, and for two years thereafter in the case of each of John E. Calaway and James D. Calaway.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION - The members of the Compensation Committee of the Board of Directors are Messrs. Sfondrini,
Andrews and Shower.   During 1997, Messrs. Sfondrini and Andrews were subject to certain transactions and relationships with the Company, including, among other things, relating to the formation of the Company and certain oil and natural gas business matters. These transactions and relationships are described under "Certain Transactions".


     PERFORMANCE GRAPHS - The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and an index composed of all publicly traded oil and gas companies identifying themselves by primary Standard Industrial Classification (SIC) Code 1311 (Crude Petroleum and Natural Gas), consisting of 183 companies for the period beginning February 25, 1997 (the first day of trading of the Common Stock) and ending December 31, 1997.

------------------------------------------------------------------------------------------------------------------------------
                 2/26/97   3/31/97   4/30/97  5/30/97  6/30/97  7/31/97   8/29/97     9/30/97   10/31/97   11/28/97   12/31/97
------------------------------------------------------------------------------------------------------------------------------
Edge Petroleum
Corporation      100.00     96.97     82.61    86.36    89.39    76.55     96.97      109.09     88.67      82.61       69.70
------------------------------------------------------------------------------------------------------------------------------
SIC Code Index   100.00     99.34     98.56   107.93   107.72   107.32    105.77      112.61    105.10      99.72       98.93
------------------------------------------------------------------------------------------------------------------------------
S&P 500 Index    100.00     95.89    101.62   107.80   112.63   121.59    114.78      121.07    117.02     122.44      124.54
------------------------------------------------------------------------------------------------------------------------------

                               Edge         S&P 500          Peer Group
December 31, 1997             $69.70        $122.44            $98.93


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION - The Compensation Committee was created in January 1997, its original members consisting of Messrs. Andrews and Sfondrini. Effective with Mr. Shower's appointment to the Board upon consummation of the Offering, Mr. Shower was also appointed to the Compensation Committee. Prior to the creation of the Compensation Committee, executive compensation was determined by the Board of Directors of the Company, or of its corporate predecessor, Old Edge, as a whole (the majority of which were non-employee directors). The Company's executive compensation has as its objectives to (a) further the achievement of the Company's financial objectives,
(b) focus executives on attainment of growth and the creation of stockholder value over time and (c) attract and retain the industry's most talented and motivated executives. The executive compensation program is intended to provide an overall level of compensation that the Compensation Committee believes, based on its own judgment and experience, and, with respect to the Company's initial compensation arrangements, on the findings and recommendations of a compensation consultant retained by the Company, is competitive with levels of compensation provided by other companies in the industry. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives and the appreciation in value of the Common Stock.

          Prior to the Offering, executive compensation consisted primarily of base salary, overriding royalty interests and to a lesser extent, stock options granted under the Old Edge Stock Option Plan. Compensation for each position was generally set at levels believed by the Old Edge Board of Directors in its own judgment and experience, to be competitive with similar positions at comparable organizations. The size of overriding royalty interests awarded to executive officers was based on various tangible and intangible factors and the recommendations of management. The percentage of overriding royalty interest assigned to employees as a group for a given lease typically ranged from 2.6% to 3.8% of the Joint Venture's total interest in such lease; the interest assigned to executive officers as a group could generally not exceed .8%.

          Effective as of the Offering, executive compensation has primarily consisted of three components (a) base salary, (b) annual incentive compensation in the form of a bonus, paid in cash or a combination of cash and stock and
(c) long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding compensation levels and programs in the oil and natural gas exploration and production industry, which was provided by a consultant retained by the Company. The Company's compensation scheme focuses on both short-term goals, through the awarding of annual bonuses, and long-term goals, through the awarding of restricted stock and stock options. The employment agreements of each of Messrs. John E. Calaway, James D. Calaway and Michael G. Long, as well as the awards of restricted stock and stock options made to them in connection with the Offering, were approved by the Board of Directors or the Compensation Committee prior to the Offering.

          Subject to applicable employment agreements, actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee or the Board as a whole. The Chief Executive Officer and the President work with the Compensation Committee and the Board in the design of the plans and make recommendations regarding the salaries and bonuses of Company employees that report directly to them. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee or the Board as a whole.

          BASE SALARY. Following the Offering, base salaries were generally paid as established by employment agreements with executive officers. As discussed above, post-Offering base salaries (including those set forth in employment agreements) were based on the Board's review of a number of factors, including the recommendations of a consultant, a review of comparable industry data, and individual factors, such as an executive's specific responsibilities, experience, individual performance and growth potential. The employment contracts of the executive officers generally provide that base pay is to be reviewed at least annually. The base salary for the Chief Executive Officer was decreased from pre-Offering levels, in order to increase the relative significance of the incentive compensation components of executive compensation.

          BONUS. The formulas for determining the annual bonuses of each of Messrs. John E. Calaway, James D. Calaway and Long are set forth in their respective employment agreements. Annual bonuses are paid in cash, or in the case of Mr. Long, a combination of cash and stock, and are determined by quantitative factors: the achievement of specified increases in audited annual cash flow and, in addition, the case of Mr. Long, annual increases in the Company's per share oil and gas reserves. In addition to annual bonuses, the Compensation Committee approved cash bonuses for certain executive officers following the Offering. The Compensation Committee believed such awards were appropriate in light of the efforts made by such officers in connection with successful consummation of the Offering and the Combination Transactions.

          LONG-TERM EQUITY-BASED COMPENSATION. Since the Offering, the Company has relied on grants of stock options and, to a lesser extent, grants of restricted stock, under its Incentive Plan, to provide long-term incentive compensation. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company. At December 31, 1997, options under the Incentive Plan had been granted to 29 employees and directors, substantially all of which were granted in connection with the Offering at the initial public offering price to the public of $16.50 per share.

          Grants of stock options are made by the Compensation Committee or the
Board as a whole.   The employment agreements of each of Messrs. John E.
Calaway, James D. Calaway and Long set forth the number and terms of their respective option grants. Relevant factors in the determination of grants of options include data regarding stock option grants at comparable companies, the consultant's recommendations and recommendations of the Chief Executive Officer and the President. Stock options granted to date to executive officers vest in twenty percent increments over five years following the date of grant. The exercise price of these stock options has been equal to at least the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its stockholders by encouraging executives to enhance the value of the Company and hence, the price of the Common Stock and each stockholder's return.

          Restricted stock awards were made to certain executive officers pursuant to the terms of employment agreements. Restricted stock awards were determined on the basis of factors similar to stock options. The restricted stock granted to date to executive officers vests, depending on the provisions of the applicable employment agreement, either (a) over a five-year period or
(b) on the earlier to occur of ten years or the achievement of specified increases in the price of the Company's Common Stock.

          COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. John E. Calaway's compensation subsequent to the Offering is generally pursuant to the terms of his employment agreement, which was approved by the Board as a whole and the Compensation Committee. In doing so, the Board and Compensation Committee considered a variety of factors, including a review of comparable industry data and the recommendations of a compensation consultant as discussed above, as well as the decision to discontinue granting overriding royalty interests to the Chief Executive Officer, which had formerly constituted the incentive compensation component of his compensation package.

          Mr. John E. Calaway's annual base compensation following the Offering was $295,000 (subject to annual review and increase), which was a decrease from the base salary earned by him prior to the Offering ($331,647 for 1996). Pursuant to the terms of his employment agreement, because the Company's 1997 audited cash flows increased by more than 25% over those of 1996, Mr. John E. Calaway earned an annual cash bonus with respect to 1997 of $105,000. In addition, the Compensation Committee awarded a special cash bonus of $35,000 to the Chief Executive Officer in recognition of his efforts to successfully consummate the Offering and the Combination Transactions. In connection with the Offering, as provided for by his employment agreement, he received a restricted stock award consisting of (a) 66,823 shares that vest ratably over five years beginning on the first anniversary of the date of grant and (b) 66,823 shares that vest on the earlier to occur of ten years or the achievement of certain share price increases (none of which latter 66,823 shares have vested to date). Also in connection with the Offering and pursuant to his employment agreement, Mr. John E. Calaway received options for the purchase of 133,645 shares of Common Stock at an exercise price of $16.50 per share.

                                   The Compensation Committee

                                        Vincent Andrews
                                        John Sfondrini
                                        Robert W. Shower


     SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. All options granted under the Company's Incentive Plan in fiscal year 1997 will qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.


     CERTAIN TRANSACTIONS -

     THE COMBINATION TRANSACTIONS - Concurrent with the closing of the Offering, effective March 3, 1997, in a series of "Combination Transactions" (or "the Combination") the Company completed (i) a merger (the "Merger") of Old Edge, with Edge Mergeco, Inc. (the "Merger"), a wholly owned subsidiary of the Company organized for this purpose, in which the stockholders of Old Edge received 2,334,100 shares of Common Stock, in the aggregate, (ii) an exchange offer to the general and limited partners of Edge Group II Limited Partnership ("Edge Group II") in which such partners exchanged their interests in Edge Group II for 2,209,306 shares of Common Stock, in the aggregate (the "Edge Group II Exchange Offer"), (iii) an exchange offer to the limited partners of Gulfedge Limited Partnership ("Gulfedge"), in which such limited partners exchanged their interests in Gulfedge for 74,317 shares of Common Stock, in the aggregate, (iv) a purchase from Edge Group Partnership ("Edge Group Partnership") of its interest in the Edge Joint Venture II (the "Joint Venture"), for consideration consisting of 42,896 shares of Common Stock and (v) an exchange of interests in certain oil and natural gas properties held by Mr. James C. Calaway for 40,742 shares of Common Stock. Old Edge, Edge Group II, Gulfedge and Edge Group were the parties to the Joint Venture. Upon consummation of the Combination Transactions, the Company acquired directly or indirectly all of the interest in the Joint Venture and the Calaway Interests. Following the Combination Transactions, Old Edge, Gulfedge and Edge Group II were merged into a wholly owned subsidiary of the Company.

      CERTAIN AFFILIATE RELATIONSHIPS - The Joint Venture was owned by Old Edge, Edge Group II, Gulfedge and Edge Group, as described above. John Sfondrini and a company Mr. Sfondrini owns and is the President of, are the general partners of Edge Group II and of each of the three limited partnerships that are the general partners in Edge Group. Mr. Sfondrini and a company wholly owned by him are also the general partners of Edge Holding Company Partnership ("Edge Holding Company"), which owned, prior to the Combination Transactions, approximately 37% of the Common Stock of Old Edge. Old Edge was the general partner of Gulfedge. A company wholly owned by Mr. Sfondrini is the general partner of each of Essex

Royalty Limited Partnership ("Essex I L.P.") and Essex Royalty Limited Partnership II ("Essex II L.P.").

     Mr. James D. Calaway and Mr. John E. Calaway are twin brothers and their father is Mr. James C. Calaway. Mr. William H. White is a nominee for election as a director of the Company and currently serves as the Chairman of the Board of Frontera. Mr. James D. Calaway is President and a director of the Company and serves as a director of Frontera.

     NEGOTIATION OF THE COMBINATION TRANSACTIONS - During negotiations regarding the Combination Transactions, Mr. John Sfondrini, as a general partner of Edge Group II and each of the partners of Edge Group, negotiated on behalf of those entities. Mr. John E. Calaway, Chief Executive Officer of Old Edge, and
Mr. James D. Calaway, director of Old Edge, negotiated on behalf of Old Edge. Old Edge did not negotiate on behalf of Gulfedge, because it recognized that once an agreement had been reached with Edge Group II and Edge Group, Gulfedge would participate in the Combination Agreement Transactions in the same manner as Edge Group II and Edge Group, but on the basis of its relative sharing ratio. Old Edge viewed these procedures as appropriate because it believed Gulfedge was in a similar position to Edge Group II and Edge Group under the Joint Venture Agreement.

     In determining the percentage interest in the combined company that would be allocated to the investors in each of the Joint Venture's partners the parties took into account, among other things, the applicable sharing ratios set forth in the Joint Venture agreement, certain rights of Old Edge to retain certain prospects and seismic data under the Joint Venture agreement, the "going concern" value of Old Edge's business and the expectation of a sharing ratio shift in Old Edge's favor provided for in the Joint Venture agreement. The parties concluded that the appropriate percentage interest in the combined company that would be allocated to the investors in each of the venturers would be as follows: Old Edge-50%; Edge Group II-47.5%; Gulfedge-1.6% and Edge Group-0.9%. As among Edge Group II, Gulfedge and Edge Group, the allocation of the remaining 50% of the combined company was based upon relative sharing ratios under the Joint Venture Agreement. Subsequently, the number of shares that would otherwise have been allocable to Edge Group II was reduced by 6,063 shares to take into account $97,000 in payables of Edge Group II that were assumed by the Company.

     SHARES RECEIVED IN THE COMBINATION TRANSACTIONS. Directors and executive officers and over five percent holders of the Company received shares of Common Stock pursuant to the Combination Transactions as described below.

     An aggregate of 2,209,306 shares of Common Stock was exchanged for all the general and limited partner interests in Edge Group II, and an aggregate of 74,317 shares of Common Stock was exchanged for all the limited partner interests in Gulfedge. The number of shares of Common Stock that were exchanged for the general partner interests held by Mr. Sfondrini and a company wholly-owned by him in Edge Group II, was 368,949, in the aggregate, which is equal to the whole number nearest to the sum of (i) the GP's Before Payout Shares (which shares are attributable to the general partners' 1% interest in distributions before Edge Group II distributes to its partners $20,188,636 (the "Payout Amount")), (ii) the GP's Management Fee Shares (which shares are attributable to the general partners' accrued but unpaid and future cash flow-based management fees) and (iii) the GP's After Payout Shares (which shares are attributable to the general partners' 25% interest in distributions after Edge Group II distributes to its partners the Payout Amount) (the shares referred to in (i), (ii) and (iii) collectively referred to herein as the "GP Exchange Shares"). The aggregate number of shares of Common Stock that was exchanged for the limited partner interest in Edge Group II was 1,840,357, which is equal to the difference between 2,209,306 (the total number of shares allocable to Edge Group II) and the GP Exchange Shares. Pursuant to certain prior personal loan agreements, the general partners of Edge Group II had assigned a portion of their management fee with respect to Edge Group II and the right to a percentage of their distributions as its general partners, to, among others, Mr. James C. Calaway, who is the father of both the Chief Executive Officer and the President of the Company, Ms. Marlin Geiger, the mother of both such persons and to Mr. David Benedict, who is a director of the Company. As a result, Mr. James C. Calaway, Ms. Geiger and Mr. Benedict received 13,229, 1,015 and 2,231 shares, respectively, of Common Stock that was distributable to the general partners of Edge Group II pursuant to the Edge Group II Exchange Offer. After effecting all such assignments, and adding the shares received by Mr. Sfondrini and a company owned by him in exchange for limited partner interests in Edge Group II, Mr. Sfondrini and companies owned by him received 359,001 shares of Common Stock pursuant to the Edge Group II Exchange Offer.

          The Company purchased the interest in the Joint Venture held by Edge Group in exchange for 42,896 shares of Common Stock. Pursuant to the Merger, Edge Holding Company received 858,853 shares of Common Stock. Pursuant to the Merger, a company wholly owned by Mr. John E. Calaway received 364,944 shares of Common Stock and a general partnership in which Mr. John E. Calaway is a fifty percent partner received 116,604 shares of Common Stock. Pursuant to the Merger, Mr. James D. Calaway and a company wholly owned by him received, in the aggregate, 146,578 shares of Common Stock, and Mr. James D. Calaway's options for the purchase of Old Edge Common Stock were converted into options for the purchase of 48,922 shares of Common Stock. Mr. James C. Calaway received 40,742 shares of Common Stock in exchange for oil and gas interests. Pursuant to the Edge Group II Exchange Offer and his prior arrangements with Mr. Sfondrini described above, Mr. Benedict received an aggregate of 36,312 shares of Common Stock. Mr. Peterson received 14,606 shares of Common Stock in the Combination Transactions. Mr. Raphael, his wife and a pension plan of which he is the trustee, obtained 138,990, 95,782, and 42,984 shares of Common Stock, respectively, in the Combination Transactions.

     In the Combination Transactions, a partnership, in which Mr. Andrews' wife was a partner and the general partner of which Mr. Andrews was an officer; a corporation, of which Mr. Andrews was an officer and a stockholder; and another partnership of which Mr. Andrews' wife was a partner, received 146,755, 45,598 and 14,403 shares of Common Stock, respectively.

     ESSEX ROYALTY JOINT VENTURES - In April 1992, the Joint Venture and Essex I L.P. entered into a Joint Venture Agreement (the "Essex I Joint Venture") with respect to the purchase of certain royalty interests in oil and natural gas properties. The initial term of the Essex I Joint Venture was four years, but by consent of both parties to such agreement, it was extended until April 1997. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Joint Venture made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with the sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the Company (as the successor to the Joint Venture) as managing venturer. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and value of property distributed to Essex I L.P. is equal to 110% of its capital contribution, the sharing ratio shifts to 40% for the Joint Venture and 60% for Essex I L.P. As managing venturer of the Essex I Joint Venture, the Company receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex I Joint Venture and, prior to the sharing ratio shift, a management fee equal to 1% of the capital contributions of Essex I L.P.

     In May 1994, the Joint Venture and Essex II L.P. entered into a Joint Venture Agreement (the "Essex II Joint Venture") effective until December 1997 and similar in nature to the Essex I Joint Venture. Essex II L.P. made capital contributions aggregating approximately $2.8 million and the Joint Venture made no capital contributions. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and property distributed to Essex II L.P. is equivalent to 111.3% of its capital contribution, the Company will thereafter receive 25% of distributions. Provisions with respect to mandatory distributions and dissolution are similar to those described for the Essex I Joint Venture. As managing venturer of the Essex II Joint Venture, the Company receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex II Joint Venture and, prior to the earlier of the expenditure by the Essex II Joint Venture of its capital or the sharing ratio shift, a management fee of $30,000 every six months.

     The management fees earned by Old Edge and the Company pursuant to the Essex I and II Joint Ventures (combined) in 1997 was $120,000. Old Edge and the Company invoiced the Essex I and II Joint Ventures (combined) for reimbursement for expenses in 1997 in the amount of $61,746. At December 31, 1997, the Company had accrued receivables for such management fees and reimbursements of $125,625 and $133,262 from Essex I Joint Venture and Essex II Joint Venture, respectively (such receivables for Essex II Joint Venture were higher than usual at year-end due to the timing of certain payments; such receivables for Essex II Joint Venture were $47,151, at March 31, 1998).

     REGISTRATION RIGHTS AGREEMENT OF EDGE HOLDING COMPANY - In connection with the Offering, the Company entered into a registration rights agreement with Edge Holding Company. This agreement provides that, upon the request of Edge Holding Company, the Company will at its cost file a registration statement under the Securities Act of 1933, as amended, to register the Common Stock being issued to Edge Holding Company pursuant to the Merger for distribution to the partners of Edge Holding Company and indemnify Edge Holding Company against certain related liabilities.

     SALES OF PROSPECTS TO AFFILIATES - A company wholly-owned by Mr. Sfondrini and another corporation of which Mr. Andrews is an officer, are the general partners of each of two limited partnerships that have invested, on the same basis as outside parties, in two wells that the Company acts as operator for. Such partnerships, in the aggregate, have a working interest of 8.33% in a well in the Barnett Project Area and a working interest of approximately 30% in a well in the Tyler Project Area. As of December 31, 1997, the partnerships had paid to the Company, in the aggregate, approximately $43,042 with respect to the Barnett Project Area well and $45,611 with respect to the Tyler Project Area well, which represents, in the aggregate such partnerships' share of the costs to develop each such well proportionate to their relative working interests therein.

     THE CALAWAY EXCHANGE AND THE SUBORDINATED LOAN AGREEMENT - A portion of the proceeds from the Offering were used to repay the approximately $1.3 million loan (bearing interest at 10%) outstanding from Mr. James C. Calaway to the Joint Venture pursuant to a subordinated loan agreement, which loan agreement was terminated.

     Pursuant to the Subordinated Loan Agreement, effective December 20, 1994, Mr. James C. Calaway acquired a reversionary working interest (the "Calaway RWI") and an overriding royalty interest (the "Calaway ORRI," and together with the Calaway RWI, the "J.C. Calaway Interests") in certain undrilled prospects and subsequently acquired properties of the Joint Venture. Pursuant to a Purchase Agreement dated as of December 2, 1996 (the "Purchase Agreement"),
Mr. James C. Calaway agreed to exchange the portion of the J.C. Calaway Interests consisting of producing properties for that number of shares of Common Stock equal to the estimated future net revenues ($672,245 - determined by using the higher of the amounts set forth in a September 30, 1996 and a December 31, 1996 reserve report) attributable to the J.C. Calaway Interests exchanged, as determined by Ryder Scott Company, divided by (b) the price per share to the public in the Offering ($16.50). Concurrently with the closing of the Offering, Mr. James C. Calaway received 40,742 shares of Common Stock pursuant to the Purchase Agreement. The Purchase Agreement also provided that Mr. James C. Calaway pay the Company the dollar amount of any revenues attributable to the J.C. Calaway Interests received by him for income for production after December 31, 1996.

     JAMES C. CALAWAY CONSULTING AGREEMENT - The Company is obligated to pay Mr. James C. Calaway $40,000 annually for the remainder of his natural life pursuant to a March 1989 consulting agreement. Under the terms of such agreement, Mr. James C. Calaway is obligated to provide consulting services as and to the extent mutually agreed upon.

      FRONTERA INVESTMENT - In August 1997, the Company paid $3.6 million to acquire from Frontera Resources Corporation ("Frontera") shares of Series D Preferred Stock (the "Frontera Preferred") that were initially convertible into approximately 10% of the fully diluted outstanding shares of Common Stock of Frontera (excluding employee stock options). Mr. William H. White is the Chairman of the Board, a founder and the owner of approximately 30% of the outstanding common stock of Frontera.

          The Frontera Preferred is entitled to receive dividends on an "as converted" basis with the Frontera common stock (the "Frontera Common") and has a liquidation preference equal to its purchase price amount. The Frontera Preferred ranks junior to certain previously outstanding preferred stock but senior to the Frontera common stock and certain shares of preferred stock previously issued to members of management (including Mr. White). Upon receipt of its liquidation preference, the Frontera Preferred participates with the Common Stock on an "as-converted" basis. The Frontera Preferred is convertible at any time into Frontera Common and is automatically converted at the time of certain public offerings of Frontera Common (a "Qualified Public Offering"). The Frontera Preferred votes on an as-converted basis with the Frontera Common and is entitled to vote as a class on certain actions being taken by Frontera.

          The Company at this time also entered into an investors agreement with Frontera, Mr. White and certain other major stockholders of Frontera under which the Company is entitled to certain registration rights whereby Frontera will at its expense register the Frontera Common underlying the Frontera Preferred. In addition, Frontera granted to the Company a "right of first offer" to purchase a pro rata portion of certain issuances by Frontera of its voting securities. Also, Mr. White and the other major holders granted to the Company a "co-sale right" pursuant to which the Company has the right to participate on a pro rata basis with respect to certain sales by such persons of Frontera voting securities. The right of first offer and the co-sale right expire at the time of a Qualified Public Offering. The investors agreement also provided that James D. Calaway would be elected to Frontera's board of directors and that a designee of the Company (who must either be James D. Calaway or John E. Calaway) would remain a member of the Frontera Board of Directors. The Company does not have this right at such time as it is not the (a) owner of 50% or more of the Frontera Preferred it originally purchased or (b) beneficial owner of 5% or more of the Frontera Common. The investors agreement also includes restrictions on certain other actions of Frontera with respect to the issuance, redemption, dividends, or changes in certain classes or series of Frontera stock and certain amendments to its charter or bylaws.


II.  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of Deloitte & Touche LLP as independent public accountants to conduct an audit of the Company's financial statements for the year 1998. This firm has acted as independent public accountants for the Company and its immediate predecessor for a number of years.

     Representatives of Deloitte & Touche LLP will attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

     The Board of Directors recommends that stockholders vote FOR the appointment of

Deloitte & Touch LLP as the Company's independent public accountants. In accordance with the Company's Bylaws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.


III. APPROVAL OF PROPOSAL TO INCREASE NUMBER OF AVAILABLE SHARES UNDER INCENTIVE PLAN

     DESCRIPTION OF THE INCENTIVE PLAN - Prior to the Offering, the Company adopted the Incentive Plan. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards ("Awards") designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company.

     The Company originally reserved 1,000,000 shares of Common Stock for use in connection with the Incentive Plan. Persons eligible for Awards are (i) employees holding positions of responsibility with the Company and whose performance can have a significant effect on the success of the Company, (ii) Non-employee Directors and (iii) certain non-employee consultants and other independent contractors.

     As of December 31, 1997, options under the Incentive Plan have been granted to 29 employees and directors of the Company to purchase a total of approximately 675,196 shares of Common Stock at an exercise price per share equal to fair market value on the date of grant (the initial public offering price to the public in the case of options awarded in connection with the Offering) and restricted stock awards of 250,586 shares, in the aggregate, had been granted. As of December 31, 1997, there were only 101,971 shares available for issuance under the Plan. If the stockholders vote in favor of the proposal set forth herein, an additional 200,000 shares of Common Stock will be available for issuance under the Plan. The proposed increase in the number of authorized shares available under the Plan is equal to approximately 3% of the currently outstanding Common Stock. Shares of Common Stock issued under the Plan may be treasury shares or authorized but unissued shares. The number of shares available under the Plan are to be adjusted in the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a stock dividend or other stock split. As of March 31, 1998, approximately 48 employees are eligible for Awards under the Incentive Plan.

     The Compensation Committee of the Company's Board of Directors (the "Committee") administers the Incentive Plan and has broad power to take actions thereunder, to interpret the Incentive Plan and to adopt rules, regulations and guidelines for carrying out its purposes. With respect to Awards to employees and independent contractors, the Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of the Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to that participant holding the Award or
(ii) consented to by that participant. The Committee also may delegate to the chief executive officer and other senior officers of the Company its duties under the Incentive Plan.

     The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements. The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

     Awards to employees and independent contractors may be in the form of
(i) rights to purchase a specified number of shares of Common Stock at a specified price not less than that of the fair market value of the date of grant ("Options"), (ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price, (iii) grants of restricted or unrestricted Common Stock units denominated in Common Stock,
(iv) grants denominated in cash and (v) grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards"). Subject to certain limitations, the Committee has the authority to determine the other terms, conditions and limitations of Awards under the Incentive Plan. An Option may be either an incentive stock option ("ISO") that qualifies, or a non-qualified stock option ("NSO") that does not qualify, with the requirements of Sections 422 of the Code; provided, that independent contractors cannot be awarded ISOs. The Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity or assets or decrease in costs.

     ALLOCATION OF SHARES PROPOSED TO BE AUTHORIZED; CUMULATIVE GRANTS UNDER THE PLAN - The allocation of the 200,000 shares proposed to be authorized for issuance under the Incentive Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Compensation Committee in its sole discretion, subject to applicable provisions of the Incentive Plan. The following table summarizes certain information covering cumulative options granted, before consideration of forfeitures and exercises, pursuant to the Incentive Plan to each executive officer, each nominee for election as director, each person who has received 5% of the options reserved for issuance, all current executive officers as a group, and all current employees, including all current officers who are not executive officers, as a group, from inception of the Incentive Plan through December 31, 1997.

                                    INCENTIVE PLAN
                   SUMMARY OF OPTION GRANTS AS OF DECEMBER 31, 1997



----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                    NAME                      CUMULATIVE OPTIONS    AVERAGE PER SHARE
                                                  GRANTED(1)        EXERCISE PRICE
----------------------------------------------------------------------------------------
 John E. Calaway                                   133,645              $ 16.50
----------------------------------------------------------------------------------------
 James D. Calaway(2)                               116,940                16.50
----------------------------------------------------------------------------------------
 Michael G. Long                                    35,507                16.50
----------------------------------------------------------------------------------------
 Richard S. Dale(2)(3)                              17,753                16.50
----------------------------------------------------------------------------------------
 All executive officers as a group                 308,845                16.50
----------------------------------------------------------------------------------------
 All current non-executive directors                33,000                16.50
----------------------------------------------------------------------------------------
 All other current employees as a group(4)         333,351                16.50
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------



(1) Reflects options granted since adoption of the Plan through December 31, 1997. During 1997, restricted stock awards of 133,646 and 116,940 shares were made under the Incentive Plan to Mr. John E. Calaway and Mr. James D. Calaway, respectively.

(2) In addition, Messrs. James D. Calaway and Dale were granted options under the Old Edge 1994 Incentive Stock Option Plan in 1994. Pursuant to the Combination Transactions, these old options were converted into incentive stock options for the purchase of 48,992 shares of Common Stock, for each of Messrs. James D. Calaway and Dale, this being the number of shares of Common Stock they each would have received if such options had been exercised immediately prior to the Combination. After adjustment for such conversion, the option exercise price per share of Common Stock was $4.09 and $2.04 for Messrs. James D. Calaway and Dale respectively.

(3) Mr. Dale was granted 17,753 options under the Incentive Plan which options expired in 1997 after Mr. Dale left the Company.

(4)  Includes consultants of the Company.

     Shares currently available for option awards under the Incentive Plan qualify for an exemption from the application of Section 162(m) of Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options, regardless of the
Section 162(m) limit of $1 million per covered executive. Approval of the amendment to the Plan by stockholders will allow future grants of the additional 200,000 authorized shares, to also preserve such deductibility.

     As of April 22, 1998, the last reported sales price of Common Stock on the Nasdaq National Market was $12.75.

     FEDERAL INCOME TAX CONSEQUENCES - The following is a summary of the general rules of present federal income tax law relating to the tax treatment of stock awards, ISOs and NSOs issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant under the Incentive Plan.

     STOCK AWARDS AND RELATED TAX PAYMENTS. Under the Code, federal income tax consequences with respect to a stock award depend on the facts and circumstances of each stock award and, in particular, the nature of the restrictions imposed with respect to the shares which are the subject of the stock award. In general, if shares which are the subject of the stock award are actually issued to a participant, but are subject to a "substantial risk of forfeiture" (for example, if rights to ownership of the shares are conditioned upon the future performance of substantial services by the participant), a taxable event generally occurs only when the risk of forfeiture lapses. At such time as the substantial risk of forfeiture lapses, the participant will realize ordinary income to the extent of the excess of the fair market value of the shares on the date the risk of forfeiture lapses over the participant's cost for such shares (if any), and the same amount is then deductible by the Company as compensation expense. If the restrictions with respect to the shares that are the subject of such stock award, by their nature, do not subject the key employee to a "substantial risk of forfeiture" of the shares, then the participant will realize ordinary income with respect to the shares to the extent of the excess at the time of the grant of the fair market value of the shares over the participant's cost; and the same amount is then deductible by the Company. If no shares are actually issued to the participant at the time the stock award is granted, the participant will generally realize ordinary income at the time the participant receives shares free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the shares at such time over the participant's cost, if any; and the same amount is then deductible by the Company. The Company's deductions for compensation paid under the Incentive Plan are in all cases subject to certain applicable tax law limitations.

     OPTIONS. Some of the options issuable under the Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the Incentive Plan may be NSOs. The Code provides for tax treatment of stock options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the ISO and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of an NSO, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the NSO will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant sells the shares so purchased before the applicable holding periods expire), whereas, upon exercise of an NSO, the Company is entitled to a deduction in an amount equal to the income recognized by the participant. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise.

     OTHER. In general, a federal income tax deduction is allowed to the Company in an amount equal to the ordinary income recognized by a participant with respect to awards under the Incentive Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligation with respect to such income.

     A copy of the Incentive Plan has been filed with the SEC as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


     BOARD RECOMMENDATION - The Board believes that the amendment of the Incentive Plan is in the best interest of the Company and its stockholders. The Board therefore recommends a vote FOR approval of the amendment, and it is intended that the proxies not marked to the contrary will be so voted. Since the amendment will increase the number of shares available for issuance under the Incentive Plan to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest in and may benefit from the adoption of the amendment. Approval of the amendment to the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock cast with respect to the consideration of the amendment. Accordingly, abstentions and broker non-votes will not be included in the tabulation of votes cast on this matter.


IV.  OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

ADDITIONAL INFORMATION

     STOCKHOLDER PROPOSALS - Stockholder proposals otherwise eligible for inclusion must be received at the Company's principal executive offices (directed to the Corporate Secretary of the Company) on or before December 25, 1998 in order to be included in the Company's proxy materials for presentation at the Company's 1999 Annual Meeting of Stockholders.

     In addition, the Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders, and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. Compliance with the above procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material.

                         By Authorization of the Board of Directors



                         /s/ John E. Calaway

                         John E. Calaway
                         Chairman

April 23, 1998

                              EDGE PETROLEUM CORPORATION


                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FRIDAY, MAY 22, 1998

          The undersigned hereby appoints Michael G. Long and Brian Baumler, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 1998 annual meeting of stockholders of Edge Petroleum Corporation (the "Company"), to be held on Friday, May 22, 1998, at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002, at 10:00 a.m. or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW, FOR THE APPROVAL OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998, FOR THE PROPOSAL TO AMEND THE COMPANY'S 1997 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER, AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

          The undersigned hereby acknowledges receipt of the notice of, and Proxy Statement for, the aforesaid Annual Meeting.

 (1)  ELECTION OF          / /   FOR all nominees      / /    WITHHOLD AUTHORITY
      DIRECTORS                  listed below (except         to vote for all
                                 as marked to the             nominees listed
                                 contrary below)              below

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

 NOMINEES:   STANLEY S. RAPHAEL, ROBERT W. SHOWER AND WILLIAM H. WHITE


 (2) PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent public accountants for the Company for 1998.

 / /     FOR                / /   AGAINST               / /    ABSTAIN

 (3) PROPOSAL TO AMEND THE COMPANY'S 1997 INCENTIVE PLAN to increase by 200,000 the number of shares of common stock available for issuance thereunder.

 / /    FOR                / /    AGAINST              / /    ABSTAIN

 (4) With discretionary authority as to such other matters as may properly come before the meeting.

                         -----------------------------------------------------
                         Signature


                         -----------------------------------------------------
                         Signature

                         Date: ____________________________________, 1998

                         (Joint owners should each sign. If signing as Attorney, Administrator, Executor, Guardian, Trustee or Corporate Officer, please add your title as such.)

                         PLEASE SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE.